CALECO PHARMA CORP.
103 East Holly Street, Suite 410
National Bank Building
Bellingham, WA 98225
(360) 306-1133
www.calecopharmacorp.com/

November 12, 2009

Caleco Pharma Corp. Announces Appointment of
Jim Metropoulos to Advisory Board

Bellingham, Washington – (OTCBB: CAEH and Frankfurt: WKN: A0N9Y0 Symbol: T3R.FSE) Caleco Pharma Corp. (the “Company”) is pleased to announce that it has appointed Jim Metropoulos, MD, to the Company’s Product Development Advisory Board. The Company’s Product Development Advisory Board will guide the development of the Company’s products that it has developed or is in the process of developing, including the design of appropriate clinical trails and selection of clinical sites and partners.

Dr. Metropoulos has served as a senior executive in healthcare communications during the past 15 years. Dr. Metropoulos initially served as Chief Strategic Officer, North America, for Lowe McAdams Healthcare where he established a Strategic Planning practice modeled after Account Planning at consumer agencies. As a result of his work as Chief Strategic Officer, North America, he was promoted to Chief Strategic Officer for Lowe McAdams Healthcare Worldwide, a position focused on global network strategic planning and acquisitions. In 2002, Dr. Metropoulos was appointed Chief Strategic Officer at Sudler & Hennessey (a division of Young and Rubicam) where he was charged with managing business development and a strategic planning practice. From 2003 to 2006, Dr. Metropoulos served as Co-President of Sudler & Hennessey. In this role, Dr. Metropoulos established publication planning and managed care practices, managed a second network agency, established joint ventures with a contract research organization and managed care specialty firm, and participated in the acquisition of a sales training and medical education company. Dr. Metropoulos served as President and CEO of Euro RSCG Life Worldwide, the global healthcare communications network of Euro RSCG Worldwide and Havas, Inc., from 2006 to 2007. Since 2007, Dr. Metropoulos co-founded Rearden Health Partners, a full-service marketing communications firm dedicated to the design, development and licensing of proprietary health education, marketing and communications products and services.

About Caleco Pharma Corp.

The Company’s business plan is to develop its proprietary technology designed to treat moderate to severe liver maladies, such as elevated liver enzymes and the Hepatitis C viral infection, (the “Liver Health Formula”) as an over-the-counter medication and as a United States Food and Drug Administration (“FDA”) approved pharmaceutical. To date, the Company’s intellectual property covering the Liver Health Formula comprises of patent applications in the United States, Europe and Canada and four European Drug Master File applications.

Caleco Pharma Corp. shares are traded in the United States on the OTC Bulletin Board (OTCBB: CAEH) and in Germany on the Frankfurt Stock Exchange (WKN: A0N9Y0/ Symbol: T3R.FSE).

This press release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there are no assurances that: (i) the United States Patents and Trademarks Office will grant the Company a patent in connection with its current patent applications; (ii) the Company will be able to manufacture and produce its products or that its products will be effective; or (iii) it will be able to carry out any pre-clinical or clinical trials of its products. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

Caleco Pharma Corp.

John Boschert, President

Contact:

For more information contact:
Caleco Pharma Corp.
Tel: (360) 306-1133
www.calecopharmacorp.com/